HOME EQUITY ASSET TRUST 2006-5

_________________________________________

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Fixed Rate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  Approximately 5.3% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	895
Total Outstanding Loan Balance	$110,814,455*	Min	Max
Average Loan Current Balance	$123,815	$13,476	$938,722
Weighted Average Original LTV	81.6%**
Weighted Average Coupon	8.38%	5.50%	14.00%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	8.38%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	627
Weighted Average Age (Months)	3
% First Liens	86.1%
% Second Liens	13.9%
% Arms	00.0%
% Fixed	100.0%
% of Loans with Mortgage Insurance	0.0%

*

Fixed rate loans will be approximately [$114,000,000] of the total [$850,000,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	938,722	0.8	5.50	67.5	665
5.51 - 6.00	6	1,036,104	0.9	5.84	70.8	664
6.01 - 6.50	22	4,493,843	4.1	6.34	70.1	633
6.51 - 7.00	53	10,289,764	9.3	6.89	74.8	644
7.01 - 7.50	97	17,663,921	15.9	7.31	75.6	641
7.51 - 8.00	133	22,724,288	20.5	7.81	78.2	626
8.01 - 8.50	115	15,255,774	13.8	8.33	81.6	621
8.51 - 9.00	87	10,816,387	9.8	8.77	83.2	603
9.01 - 9.50	58	5,144,712	4.6	9.29	89.3	620
9.51 - 10.00	95	7,760,544	7.0	9.84	89.7	608
10.01 - 10.50	58	4,581,616	4.1	10.27	92.4	622
10.51 - 11.00	48	3,461,054	3.1	10.81	95.5	627
11.01 - 11.50	28	1,432,117	1.3	11.37	96.5	637
11.51 - 12.00	36	2,180,071	2.0	11.87	97.8	649
12.01 - 14.00	58	3,035,538	2.7	12.83	98.2	635
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
500 - 500	1	119,493	0.1	10.00	65.0	500
501 - 525	9	1,323,361	1.2	9.65	79.9	519
526 - 550	30	3,901,749	3.5	9.00	77.4	542
551 - 575	51	6,887,594	6.2	8.57	74.5	561
576 - 600	117	15,730,892	14.2	8.35	79.5	591
601 - 625	204	27,992,111	25.3	8.19	82.3	613
626 - 650	261	25,662,966	23.2	8.86	85.0	639
651 - 675	109	15,429,007	13.9	7.93	81.0	662
676 - 700	56	7,007,194	6.3	7.97	81.8	687
701 - 725	31	3,788,066	3.4	7.96	82.6	710
726 - 750	12	1,298,320	1.2	8.09	81.6	735
751 - 775	12	1,540,854	1.4	8.14	75.3	764
776 - 795	2	132,847	0.1	9.88	100.0	794
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
13,476 - 50,000	156	5,698,581	5.1	10.90	94.6	641
50,001 - 100,000	329	24,550,605	22.2	9.43	86.9	626
100,001 - 150,000	177	21,820,336	19.7	8.19	81.0	627
150,001 - 200,000	104	18,118,507	16.4	7.94	78.5	621
200,001 - 250,000	47	10,536,012	9.5	7.88	80.0	634
250,001 - 300,000	36	9,979,821	9.0	7.93	77.6	618
300,001 - 350,000	16	5,222,359	4.7	7.79	78.0	624
350,001 - 400,000	7	2,552,660	2.3	7.76	80.0	642
400,001 - 450,000	6	2,500,482	2.3	7.22	81.2	630
450,001 - 500,000	4	1,916,757	1.7	7.94	78.1	627
500,001 - 550,000	4	2,115,576	1.9	6.93	77.2	624
550,001 - 600,000	5	2,887,219	2.6	7.69	74.9	647
600,001 - 650,000	2	1,247,747	1.1	7.45	75.2	611
700,001 - 750,000	1	729,072	0.7	6.95	75.0	658
900,001 - 938,723	1	938,722	0.8	5.50	67.5	665
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
22.00 - 50.00	26	2,458,252	2.2	7.78	40.1	620
50.01 - 55.00	4	468,575	0.4	7.87	52.9	588
55.01 - 60.00	18	3,440,413	3.1	7.54	58.0	642
60.01 - 65.00	20	3,068,888	2.8	7.57	63.2	610
65.01 - 70.00	42	7,721,642	7.0	7.27	68.2	624
70.01 - 75.00	69	12,231,235	11.0	7.66	73.9	622
75.01 - 80.00	235	37,009,674	33.4	7.75	79.6	631
80.01 - 85.00	60	10,456,788	9.4	8.45	84.5	593
85.01 - 90.00	71	10,207,518	9.2	8.62	89.4	628
90.01 - 95.00	54	5,128,219	4.6	9.59	94.6	630
95.01 - 100.00	296	18,623,251	16.8	10.43	99.9	646
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	225	18,241,918	16.5	9.76	87.0	622
0.50	2	106,105	0.1	12.77	100.0	635
1.00	24	2,839,539	2.6	9.26	83.9	619
2.00	123	9,279,639	8.4	9.41	91.2	649
3.00	521	80,347,254	72.5	7.91	79.1	626
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	648	84,404,174	76.2	8.09	81.1	622
Reduced	154	14,155,455	12.8	9.60	87.2	645
Stated Income / Stated Assets	87	11,452,937	10.3	9.04	79.2	639
No Income / No Assets	6	801,890	0.7	8.32	67.1	674
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	869	107,293,595	96.8	8.37	81.8	627
Second Home	3	274,283	0.2	8.63	92.8	670
Investor	23	3,246,578	2.9	8.64	73.2	640
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
Florida	134	18,348,058	16.6	8.13	77.0	633
California	102	17,963,783	16.2	8.16	80.4	641
Ohio	95	10,299,975	9.3	8.45	85.5	616
Michigan	58	6,138,135	5.5	8.57	83.6	622
Pennsylvania	31	4,058,585	3.7	8.00	82.0	631
Virginia	24	3,915,659	3.5	7.87	81.6	618
Colorado	30	3,772,296	3.4	7.86	81.6	621
Texas	49	3,726,496	3.4	8.59	84.2	627
Nevada	33	3,093,070	2.8	9.07	83.4	645
Illinois	33	3,010,917	2.7	9.62	84.1	600
Maryland	16	2,941,432	2.7	9.10	82.8	632
Washington	15	2,850,903	2.6	7.98	83.2	639
Tennessee	23	2,564,160	2.3	8.29	79.7	605
Georgia	25	2,349,200	2.1	8.92	86.5	611
Oregon	13	2,085,701	1.9	7.59	78.4	624
Other	214	23,696,086	21.4	8.60	82.3	625
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	412	38,329,797	34.6	8.98	87.7	643
Refinance - Rate Term	74	7,828,993	7.1	8.59	84.0	619
Refinance - Cashout	409	64,655,665	58.3	8.00	77.6	619
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	239	14,802,058	13.4	10.26	95.3	656
Fixed Balloon 40/30	33	7,477,045	6.7	7.84	81.5	644
Fixed Balloon 45/30	132	20,673,684	18.7	8.05	81.1	617
Fixed Rate	491	67,861,668	61.2	8.13	78.7	623
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	735	89,949,118	81.2	8.35	81.5	627
PUD	63	9,523,046	8.6	8.16	81.9	621
Condo	63	6,091,161	5.5	8.87	84.8	637
2 Family	22	3,032,650	2.7	8.78	85.4	642
3-4 Family	12	2,218,479	2.0	8.66	68.2	639
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	872	104,888,015	94.7	8.43	81.8	626
60	18	4,737,848	4.3	7.54	78.7	645
120	5	1,188,592	1.1	7.69	72.6	639
Total:	895	110,814,455	100.0	8.38	81.6	627

*

Note, for second liens, CLTV is employed in this calculation.